Exhibit 99.1

LABSTYLE INNOVATIONS CLOSES $10 MILLION FINANCING

Funds will support the anticipated European launch of Dario

upon receipt of regulatory clearance

RAMAT GAN, Israel (May 10, 2013) – LabStyle Innovations Corp. (OTCQB:DRIO), developer of the Dario™ smartphone-based medical device and diabetes management system, announces the final closing of its previously announced common stock and warrant private placement financing. As previously disclosed in a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC), LabStyle conducted an initial closing of this financing on April 5, 2013.

In this financing, LabStyle raised gross proceeds of $10.0 million from a significant number of accredited investors through the sale of an aggregate of 4.0 million shares of LabStyle’s common stock and warrants to purchase an additional 2.0 million shares of LabStyle common stock at a price of $2.50 for one share and one-half of a warrant. The warrants have an exercise price of $5.00 per share and an expiration date of April 4, 2016.

Net proceeds from the financing are approximately $9.0 million. LabStyle plans to use these proceeds primarily to support key manufacturing and marketing initiatives required for the anticipated 2013 commercial launch of its Dario product in Europe. Such launch is pending applicable regulatory approvals, which LabStyle anticipates receiving in the coming months.

“We believe that the strong and broad investor demand that made this financing possible is reflective of the commercial potential of our Dario diabetes management system,” said Dr. Oren Fuerst, Chairman and Chief Executive Officer of LabStyle Innovations. “With a strengthened balance sheet, we believe we are in an excellent position to fund the activities that will enable us to achieve a number of key milestones this year, including, most importantly, the anticipated commercial launch of Dario in the U.K. and mainland Europe. In particular, this fresh capital will permit the critical scale-up of manufacturing to address the anticipated demand for Dario.”

“We are currently awaiting CE mark approval for Dario, which will enable us to market the product throughout Europe. In anticipation of our commercial launch, we recently announced our agreement with Farla Medical, a leading U.K. medical supplies distributor, so that we can begin selling Dario in the U.K. quickly upon receipt of regulatory clearance. We also plan to initiate sales via multiple channels (via distribution partners and direct-to-consumers sales) in additional principal countries in Europe, as well as to progress partnering agreements in select Asian and Latin American countries. Our plans for 2013 also include, partnering with leading medical institutions and opinion leaders, accelerating our intellectual property programs and preparing our 510(k) application for regulatory clearance of Dario by the U.S. Food and Drug Administration” concluded Dr. Fuerst.

Aegis Capital Corp. served as the placement agent for the financing. Ellenoff Grossman & Schole LLP acted as LabStyle’s counsel in the financing.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the Act), and may not be resold absent registration under or exemption from the Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About LabStyle Innovations

LabStyle Innovations Corp. has developed and is commercializing a patent-pending technology that seeks to bring laboratory testing capabilities to consumers in a distinctive, easy to use and affordable way through the use of smartphones and other mobile devices using iOS and Android OS (such as Apple iPhone,5, iPads and iPods and Samsung Galaxy S4 and Tab). LabStyle’s initial product is Dario™, a stylish, easy-to-use medical device and software system that will compete in the more than $10 billion estimated worldwide market for patient self-monitoring of blood glucose (SMBG) products.  Dario is a comprehensive, patent-pending system that combines an all-in-one SMBG device consisting of a lancet (to obtain a blood sample), a device-specific disposable test strip cartridge and a smartphone-driven glucose reader adaptor, coupled with a smartphone app and cloud-based data services. LabStyle is presently pursuing patent applications in multiple jurisdictions covering the specific processes related to blood glucose level measurement as well as more general methods of rapid blood, urine and saliva tests using smartphones and cloud-based services.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of LabStyle Innovations Corp. (the “Company”) related thereto contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company’s results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include, but are not limited to, those discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, those related to the outcome of regulatory review of the Company’s products and the Company’s anticipations for commercial launch of its products) may differ significantly from those set forth in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:	LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com or Bruce Voss, 310-691-7100 Bvoss@lhai.com
@LHA_IR_PR LabStyle Innovations Corp. Dr. Oren Fuerst, Chairman/CEO oren@mydario.com

# # #